UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SOTHEBY’S

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

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IMPORTANT ACTION REQUIRED

PLEASE VOTE YOUR GREEN PROXY CARD TODAY

2 April 2014

Dear Sotheby’s Shareholder:

At the Annual Meeting of Shareholders on 6 May 2014, you will have the opportunity to make an important decision regarding the future of your Company and the value of your investment in Sotheby’s.

We believe your Board of Directors has the skills and expertise necessary to continue Sotheby’s track record of success. Your Board is independent, active, engaged and focused on further increasing shareholder value. In contrast, we believe the interests of Sotheby’s shareholders would be compromised if Third Point LLC is successful in replacing any of the members of your Board with any of its hand-picked nominees.

We urge you to protect your investment by voting the enclosed GREEN proxy card today “FOR” Sotheby’s 12 director nominees: John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, and Dennis M. Weibling.

Your vote is important. We encourage you to make your voice heard by voting online, by telephone, or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope provided.

SOTHEBY’S IS A MARKET LEADER WITH

RECORD RESULTS AND SUPERIOR SHAREHOLDER RETURNS

Sotheby’s market position is strong. Its global opportunities for profitable growth are substantial and well understood by both the Board and management.

Under the leadership of your Board, Sotheby’s has achieved strong financial performance and superior shareholder returns:

•	In 2013, Sotheby’s reported record consolidated sales of $6.3 billion, an 11% increase in total revenues to $853.7 million, and a 20% increase in net income to $130 million.

•	Sotheby’s stock price is trading well above historical averages, and has outperformed all relevant indices over the one, five and ten year periods.

YOUR BOARD IS FOCUSED ON DELIVERING SHAREHOLDER VALUE THROUGH

GROWTH OPPORTUNITIES AND PRUDENT CAPITAL ALLOCATION

Recent accomplishments by your Board and management demonstrate the strength and vigor of your Company’s leadership, and that Sotheby’s is well positioned to maintain its record of growth and value creation:

•	Increased Global Footprint: With new offices, new S | 2 gallery space and an increased global focus on top clients, Sotheby’s has significantly increased its global footprint and expanded into key growth markets, including Asia, the Middle East, Russia and Latin America. Today, Sotheby’s platform and footprint reach all key market regions.

•	Expansion Across Multiple Channels: Over the past several years, Sotheby’s has dedicated substantial talent to the private sales arena, where the Company sees a significant growth opportunity. As a result of these efforts, private sales increased by 30% to $1.2 billion in 2013 and have grown nearly 270% since 2008. Our private sales channel is now one of Sotheby’s most successful vehicles for sales of major works of art.

To increase global client engagement, Sotheby’s continues to invest in its digital strategy. Through Sotheby’s BIDnowTM live auction platform, the Company achieved a 45% increase in online bidding in 2013. BIDnow regularly registers bids of over $1 million. Digital delivery has tripled the Company’s distribution of catalogues; and original content – a key differentiator – was read by clients in more than 180 countries.

•	Prudent Capital Allocation: Under Sotheby’s new Capital Allocation and Financial Policy Plan, Sotheby’s has paid a $300 million special dividend and commenced a $150 million share repurchase program. The plan contemplates potential incremental near term capital return from the Company’s loan book and real estate initiatives. In addition, the plan establishes a financial framework for annual return of excess capital and clear financial return hurdles for future investment decisions.

•	Meaningful Cost Savings: Under the Board’s direction, as part of Sotheby’s annual planning process, management conducted a cost structure review and identified $22 million of cost savings in 2014, the equivalent of approximately 10% of 2013 operating income – and we won’t stop there. In a business with considerable revenue variability, focusing on reducing costs without compromising client service is a crucial – and ongoing – priority as Sotheby’s Board and management work to drive shareholder value.

INDUSTRY EXPERTS RECOGNIZE THE PROGRESS WE ARE MAKING AND SUPPORT THE ACTIONS WE ARE TAKING TO DELIVER SHAREHOLDER VALUE NOW AND INTO THE FUTURE1

•	“We continue to think BID is changing to unlock shareholder value during a period where an art cycle is perhaps forming.” – Stifel, 11/22/2013

•	“But Sotheby’s is no slouch in China, despite Loeb’s suggestion to the contrary. Like Christie’s, it now runs sales in the PRC. And its record in Hong Kong is illustrious. Including auctions there, in Beijing and globally, the company’s Asian art sales increased 50 percent in 2013, faster than at Christie’s.” – Reuters BreakingViews, 1/22/2014

•	“We are impressed with BID’s new [Capital Allocation and Financial Policy] Plan which we believe thoughtfully separates BID’s Agency & Financial Services businesses, adds leverage to each, and specifies BID’s commitment to return capital to shareholders primarily via Annual Special Dividends.” – Citi Research, 1/29/2014

[1]	Permission to use quotations neither sought nor obtained.

In conversations with management, even Dan Loeb of Third Point has acknowledged that the Company’s Capital Allocation and Financial Policy Plan is the “right approach,” striking a balance between return of capital to shareholders and continuing to invest in the business.

MR. LOEB HAS MADE NO CASE THAT CHANGE IS WARRANTED, AND HIS CANDIDATES ADD

NO RELEVANT EXPERTISE THAT IS NOT ALREADY EFFECTIVELY REPRESENTED ON THE BOARD

Sotheby’s has engaged in extensive discussions with Third Point in an effort to reach a resolution, including six in-person meetings and numerous conference calls with Mr. Loeb. As part of these discussions, Sotheby’s offered to appoint Mr. Loeb to the Board, which reflected your Board’s efforts to avoid a costly and distracting proxy contest.

In the midst of this dialogue, Mr. Loeb abruptly launched a proxy fight. We believe this action calls into question Mr. Loeb’s ability to work constructively as a director and thereby effectively serve the interests of ALL Sotheby’s shareholders. We also do not believe it is credible for Mr. Loeb to claim that he would have been the “sole voice” representing shareholders’ interests in the boardroom, as each member of your Board is dedicated to representing the interests of ALL shareholders, and has consistently helped to drive positive, value-creating action at Sotheby’s.

In our view, Mr. Loeb has made no case that change is warranted at the Company, particularly given the strong results and record of value creation your Board and management have demonstrated as well as the diversity, experience and qualifications of your Board’s 12 director nominees.

Further, Mr. Loeb’s hand-picked nominees add no relevant skills, experience or expertise that is not already effectively represented on the Board. We do not believe jewelry design, as offered by Mr. Reza based on his family’s business, is needed on your Board in order to execute the Company’s strategy or to enhance shareholder value. As Mr. Loeb’s public materials state, Mr. Wilson’s skills include distressed debt and corporate restructuring, which are not an area of focus for your company given Sotheby’s financial strength and performance.

In addition, Mr. Loeb’s service on other public company boards underscores the short-term nature of his representation of shareholders as a director. Indeed, his average tenure as a public company director is less than two years. Mr. Loeb’s board “experience” causes us to question whether he would serve the long-term interests of ALL Sotheby’s shareholders.

SOTHEBY’S HAS THE RIGHT BOARD, THE RIGHT LEADERSHIP, AND THE RIGHT STRATEGY TO DELIVER SHAREHOLDER VALUE NOW AND OVER THE LONG TERM

PROTECT YOUR INVESTMENT - VOTE THE GREEN PROXY CARD TODAY

Your Board’s nominee slate is composed of 12 highly qualified directors, 10 of whom are independent and five of whom will have been added in the past three years, including Sotheby’s Lead Independent Director.

As detailed in our previous letter to you, your Board has the diversity, experience and qualifications to continue to provide effective and independent oversight and direction. For example, your Board includes directors who have long-standing, global relationships within the art world and high-end luxury goods category, directors with unique commercial insight into luxury goods, and directors with experience in disciplines that are highly relevant to the Company’s businesses, including digital media, marketing, finance, banking, real estate, client service, technology and law.

As demonstrated by the Company’s current policies, as well as the enhancements we have recently made, your Board is committed to sound corporate governance policies and practices. We value the views of our shareholders and have a long record of shareholder engagement. We are committed to doing what is in the best interest of ALL Sotheby’s shareholders.

We are confident that Sotheby’s has the right Board, the right leadership team and the right strategy in place to deliver value for ALL Sotheby’s shareholders now and over the long term.

Your Board recommends that you protect your investment by voting the enclosed GREEN proxy card today “FOR” all of Sotheby’s nominees.

On behalf of your Board and management team, we thank you for your continued support.

Sincerely,

Bill Ruprecht Chairman, President and Chief Executive Officer	Domenico De Sole Lead Independent Director

If you have any questions or require any assistance voting your shares, please contact the Company’s proxy solicitor listed below:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

203-658-9400

or

Call toll free at 1-800-279-6413

Forward-looking Statements

This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

New York | Andrew Gully | Jennifer Park | Andrew.Gully@Sothebys.com | Jennifer.Park@Sothebys.com | +1 212 606 7176

SOTHEBY’S TO MAIL LETTER TO SHAREHOLDERS

Urges Shareholders to Vote FOR the Sotheby’s Director Nominees

On the GREEN Proxy Card

NEW YORK, 2 April 2014 – Sotheby’s (NYSE: BID) today announced that it is mailing a letter to shareholders in connection with the Company’s 2014 Annual Meeting of Shareholders, which will be held on 6 May 2014.

Highlights of the letter include:

•	Sotheby’s is a market leader with record results and superior shareholder returns.

•	Your Board is focused on delivering shareholder value through growth opportunities and prudent capital allocation.

•	Industry experts recognize the progress Sotheby’s is making and support the actions the Company is taking to deliver shareholder value.

•	Mr. Loeb has made no case that change is warranted, and his candidates add no relevant expertise that is not already effectively represented on the Board.

•	Sotheby’s has the right Board, the right leadership, and the right strategy to deliver shareholder value now and over the long term.

IMPORTANT ACTION REQUIRED

PLEASE VOTE YOUR GREEN PROXY CARD TODAY

2 April 2014

Dear Sotheby’s Shareholder:

At the Annual Meeting of Shareholders on 6 May 2014, you will have the opportunity to make an important decision regarding the future of your Company and the value of your investment in Sotheby’s.

We believe your Board of Directors has the skills and expertise necessary to continue Sotheby’s track record of success. Your Board is independent, active, engaged and focused on further increasing shareholder value. In contrast, we believe the interests of Sotheby’s shareholders would be compromised if Third Point LLC is successful in replacing any of the members of your Board with any of its hand-picked nominees.

We urge you to protect your investment by voting the enclosed GREEN proxy card today “FOR” Sotheby’s 12 director nominees: John M. Angelo, Jessica Bibliowicz, Kevin C. Conroy, Domenico De Sole, The Duke of Devonshire, Daniel Meyer, Allen Questrom, William F. Ruprecht, Marsha E. Simms, Robert S. Taubman, Diana L. Taylor, and Dennis M. Weibling.

Your vote is important. We encourage you to make your voice heard by voting online, by telephone, or by signing and dating the enclosed GREEN proxy card and returning it in the postage-paid envelope provided.

SOTHEBY’S IS A MARKET LEADER WITH

RECORD RESULTS AND SUPERIOR SHAREHOLDER RETURNS

Sotheby’s market position is strong. Its global opportunities for profitable growth are substantial and well understood by both the Board and management.

Under the leadership of your Board, Sotheby’s has achieved strong financial performance and superior shareholder returns:

•	In 2013, Sotheby’s reported record consolidated sales of $6.3 billion, an 11% increase in total revenues to $853.7 million, and a 20% increase in net income to $130 million.

•	Sotheby’s stock price is trading well above historical averages, and has outperformed all relevant indices over the one, five and ten year periods.

YOUR BOARD IS FOCUSED ON DELIVERING SHAREHOLDER VALUE THROUGH

GROWTH OPPORTUNITIES AND PRUDENT CAPITAL ALLOCATION

Recent accomplishments by your Board and management demonstrate the strength and vigor of your Company’s leadership, and that Sotheby’s is well positioned to maintain its record of growth and value creation:

•	Increased Global Footprint: With new offices, new S|2 gallery space and an increased global focus on top clients, Sotheby’s has significantly increased its global footprint and expanded into key growth markets, including Asia, the Middle East, Russia and Latin America. Today, Sotheby’s platform and footprint reach all key market regions.

•	Expansion Across Multiple Channels: Over the past several years, Sotheby’s has dedicated substantial talent to the private sales arena, where the Company sees a significant growth opportunity. As a result of these efforts, private sales increased by 30% to $1.2 billion in 2013 and have grown nearly 270% since 2008. Our private sales channel is now one of Sotheby’s most successful vehicles for sales of major works of art.

•	To increase global client engagement, Sotheby’s continues to invest in its digital strategy. Through Sotheby’s BIDnowTM live auction platform, the Company achieved a 45% increase in online bidding in 2013. BIDnow regularly registers bids of over $1 million. Digital delivery has tripled the Company’s distribution of catalogues; and original content – a key differentiator – was read by clients in more than 180 countries.

•	Prudent Capital Allocation: Under Sotheby’s new Capital Allocation and Financial Policy Plan, Sotheby’s has paid a $300 million special dividend and commenced a $150 million share repurchase program. The plan contemplates potential incremental near term capital return from the Company’s loan book and real estate initiatives. In addition, the plan establishes a financial framework for annual return of excess capital and clear financial return hurdles for future investment decisions.

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•	Meaningful Cost Savings: Under the Board’s direction, as part of Sotheby’s annual planning process, management conducted a cost structure review and identified $22 million of cost savings in 2014, the equivalent of approximately 10% of 2013 operating income – and we won’t stop there. In a business with considerable revenue variability, focusing on reducing costs without compromising client service is a crucial – and ongoing – priority as Sotheby’s Board and management work to drive shareholder value.

INDUSTRY EXPERTS RECOGNIZE THE PROGRESS WE ARE MAKING AND SUPPORT THE ACTIONS WE ARE TAKING TO DELIVER SHAREHOLDER VALUE NOW AND INTO THE FUTURE1

•	“We continue to think BID is changing to unlock shareholder value during a period where an art cycle is perhaps forming.” – Stifel, 11/22/2013

•	“But Sotheby’s is no slouch in China, despite Loeb’s suggestion to the contrary. Like Christie’s, it now runs sales in the PRC. And its record in Hong Kong is illustrious. Including auctions there, in Beijing and globally, the company’s Asian art sales increased 50 percent in 2013, faster than at Christie’s.” – Reuters BreakingViews, 1/22/2014

•	“We are impressed with BID’s new [Capital Allocation and Financial Policy] Plan which we believe thoughtfully separates BID’s Agency & Financial Services businesses, adds leverage to each, and specifies BID’s commitment to return capital to shareholders primarily via Annual Special Dividends.” – Citi Research, 1/29/2014

In conversations with management, even Dan Loeb of Third Point has acknowledged that the Company’s Capital Allocation and Financial Policy Plan is the “right approach,” striking a balance between return of capital to shareholders and continuing to invest in the business.

MR. LOEB HAS MADE NO CASE THAT CHANGE IS WARRANTED, AND HIS CANDIDATES ADD

NO RELEVANT EXPERTISE THAT IS NOT ALREADY EFFECTIVELY REPRESENTED ON THE BOARD

Sotheby’s has engaged in extensive discussions with Third Point in an effort to reach a resolution, including six in-person meetings and numerous conference calls with Mr. Loeb. As part of these discussions, Sotheby’s offered to appoint Mr. Loeb to the Board, which reflected your Board’s efforts to avoid a costly and distracting proxy contest.

In the midst of this dialogue, Mr. Loeb abruptly launched a proxy fight. We believe this action calls into question Mr. Loeb’s ability to work constructively as a director and thereby effectively serve the interests of ALL Sotheby’s shareholders. We also do not believe it is credible for Mr. Loeb to claim that he would have been the “sole voice” representing shareholders’ interests in the boardroom, as each member of your Board is dedicated to representing the interests of ALL shareholders, and has consistently helped to drive positive, value-creating action at Sotheby’s.

In our view, Mr. Loeb has made no case that change is warranted at the Company, particularly given the strong results and record of value creation your Board and management have demonstrated as well as the diversity, experience and qualifications of your Board’s 12 director nominees.

[1]	Permission to use quotations neither sought nor obtained.

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Further, Mr. Loeb’s hand-picked nominees add no relevant skills, experience or expertise that is not already effectively represented on the Board. We do not believe jewelry design, as offered by Mr. Reza based on his family’s business, is needed on your Board in order to execute the Company’s strategy or to enhance shareholder value. As Mr. Loeb’s public materials state, Mr. Wilson’s skills include distressed debt and corporate restructuring, which are not an area of focus for your company given Sotheby’s financial strength and performance.

In addition, Mr. Loeb’s service on other public company boards underscores the short-term nature of his representation of shareholders as a director. Indeed, his average tenure as a public company director is less than two years. Mr. Loeb’s board “experience” causes us to question whether he would serve the long-term interests of ALL Sotheby’s shareholders.

SOTHEBY’S HAS THE RIGHT BOARD, THE RIGHT LEADERSHIP, AND THE RIGHT STRATEGY TO DELIVER SHAREHOLDER VALUE NOW AND OVER THE LONG TERM

PROTECT YOUR INVESTMENT - VOTE THE GREEN PROXY CARD TODAY

Your Board’s nominee slate is composed of 12 highly qualified directors, 10 of whom are independent and five of whom will have been added in the past three years, including Sotheby’s Lead Independent Director.

As detailed in our previous letter to you, your Board has the diversity, experience and qualifications to continue to provide effective and independent oversight and direction. For example, your Board includes directors who have long-standing, global relationships within the art world and high-end luxury goods category, directors with unique commercial insight into luxury goods, and directors with experience in disciplines that are highly relevant to the Company’s businesses, including digital media, marketing, finance, banking, real estate, client service, technology and law.

As demonstrated by the Company’s current policies, as well as the enhancements we have recently made, your Board is committed to sound corporate governance policies and practices. We value the views of our shareholders and have a long record of shareholder engagement. We are committed to doing what is in the best interest of ALL Sotheby’s shareholders.

We are confident that Sotheby’s has the right Board, the right leadership team and the right strategy in place to deliver value for ALL Sotheby’s shareholders now and over the long term.

Your Board recommends that you protect your investment by voting the enclosed GREEN proxy card today “FOR” all of Sotheby’s nominees.

On behalf of your Board and management team, we thank you for your continued support.

Sincerely,

/s/	/s/
Bill Ruprecht	Domenico De Sole
Chairman, President and Chief Executive Officer	Lead Independent Director

If you have any questions or require any assistance voting your shares,

please contact the Company’s proxy solicitor listed below:

4

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

203-658-9400

or

Call toll free at 1-800-279-6413

Forward-looking Statements

This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Sotheby’s. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Sotheby’s most recently filed Form 10-K (and/or 10-Q) and other filings for a discussion of material Risk Factors. Sotheby’s disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

FOR MORE NEWS FROM SOTHEBY’S

Visit: www.sothebys.com/en/news-video.html

Follow: www.twitter.com/sothebys

Join: www.facebook.com/sothebys & www.weibo.com/sothebyshongkong

Watch: www.youtube.com/sothebys

Sotheby’s has been uniting collectors with world-class works of art since 1744. Sotheby’s became the first international auction house when it expanded from London to New York (1955), the first to conduct sales in Hong Kong (1973), India (1992) and France (2001), and the first international fine art auction house in China (2012). Today, Sotheby’s presents auctions in eight different salesrooms, including New York, London, Hong Kong and Paris, and Sotheby’s BidNow program allows visitors to view all auctions live online and place bids in real-time from anywhere in the world. Sotheby’s offers collectors the resources of Sotheby’s Financial Services, the world’s only full-service art financing company, as well as private sale opportunities in more than 70 categories, including S|2, the gallery arm of Sotheby’s Contemporary Art department, as well as Sotheby’s Diamonds and Sotheby’s Wine. Sotheby’s has a global network of 90 offices in 40 countries and is the oldest company listed on the New York Stock Exchange (BID).

Contacts:

Press Department | 212 606 7176 | Andrew Gully | Andrew.Gully@Sothebys.com

Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

Joele Frank | 212 355 4449 | Steve Frankel / Barrett Golden / Jed Repko

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